Exhibit 10.10

85 Bolton Street

Cambridge, MA02140

617.500.8864

www.aurabiosciences.com

October 6, 2017

Dr. Cadmus Rich

Dear Dr. Rich:

We are pleased to confirm the following terms in connection with your employment with Aura Biosciences, Inc. (the “Company”).

1.

Position and Reporting. Your position with the Company will be Senior Vice President and Chief Medical Officer. You will report to the Company’s Chief Executive Officer, or any such other person designated by the Company.

2.

Duties. You will be responsible for such duties and responsibilities associated with your position of Chief Medical Officer, and any other areas of responsibility as determined or assigned to you by the Company from time to time.

3.

Compensation. You will be entitled to an annual base salary (“Base Salary”) at the rate of $335,000 which Base Salary shall accrue day to day, be subject to required holdings and paid in accordance with the Company’s normal payroll practices in effect from time to time.

4.

Annual Bonus. You will be eligible to receive an annual bonus targeted at 35% of your Base Salary based on the performance of the Company (the “Bonus”). The amount of the Bonus, if any, will be at the sole discretion of the Company. You must be employed on the date that the Bonus is paid in order to be eligible to receive the Bonus.

5.

Options. As soon as practicable following the Start Date (as defined below), the Company will recommend to the Company’s Board of Directors to grant to you an option (the “Option”) to purchase 400,000 shares of the Company’s Common Stock pursuant to the Company’s Amended and Restated 2009 Stock Option and Restricted Stock Plan (the “Plan”). The Option will be initially unvested and shall vest as follows, subject to your continuous employment with the Company on each vesting date (i) 25% of the Option will vest on the first anniversary of the Start Date, and (ii) the remaining 75% of the Option will vest in substantially equal monthly installments (rounded down) thereafter such that 100% of the Option is vested on the fourth anniversary of the Start Date. The Option will be subject to and governed by the Plan and the Company’s standard form of option agreement.

6.

Employee Benefits. You will be eligible to participate in the various health and welfare plans maintained by the Company (the “Benefit Plans”) and other employee benefit programs, including paid time off (or “PTO”), as generally are offered to similarly situated employees from time to time, and subject to applicable Company policies and the terms of such Benefit Plans.

7.

Start Date and Assurances. Your employment with the Company shall begin on or about October 23, 2017 (or such other date on which you actually commence employment with the Company) (the “Start Date”). You represent that (i) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (ii) no trade secret or proprietary information belonging to your previous employer will be disclosed by you at the Company and that no such information, whether in the form of documents (electronic or otherwise), memoranda, software, etc., will be retained by you or brought with you to the Company; and (iii) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment with the Company or performing the services contemplated, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions. You represent that prior to the Start Date you will not take any actions on behalf of the Company or engage in any discussions or communications on behalf of the Company, including, without limitation, with any prospective Company employees or other service providers.

8.

Employment Verification. Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work in the United States within three days of your first day of work.

9.

Company NDA. As a condition of your employment with the Company, you must execute the Aura Biosciences, Inc. Confidentiality, Intellectual Property, Non-Competition, and Non-Solicitation Agreement (the “NDA”), attached hereto as Attachment A.

10.

Nondisparagement. You agree that you will not, whether during your employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any of its affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them.

11.

Confidentiality. You will maintain the confidentiality of this letter agreement (and any related understandings, including your compensation arrangements and amounts) at all times and will not discuss such matters with any person other than your spouse, accountant, financial and tax advisors or attorney, except that you may make such disclosure (i) to the extent necessary with respect to any litigation, arbitration or mediation involving this letter agreement, or (ii) when disclosure is required by law or by any court or arbitrator with apparent jurisdiction to order you to disclose or make accessible any information.

12.

Severance. In the event that the Company terminates your employment without Cause, and not due to your death or Disability, and provided you execute a general release of claims (the “Release”) in favor of the Company on or before the sixtieth (60th) day following your last date of employment, the Company will (i) continue to pay you your annual base salary for the Severance Period, and (ii) provided you have properly elected to continue your healthcare coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) the Company will continue to pay your healthcare coverage premiums on the same premium-sharing basis for the Severance Period, or, if earlier, until you are no longer eligible to continue your coverage pursuant to COBRA. The base salary continuation shall be paid pursuant to the Company’s regular payroll schedule beginning on the first practicable payroll date that follows the date the Release is effective. The healthcare coverage premiums may be taxable and subject to imputed income treatment and will be either paid on your behalf to the insurer or by reimbursement to you (at the Company’s election).

2

Definitions: the capitalized terms used in Paragraph 12 (unless otherwise defined therein) shall have the following meanings:

“Cause” means that you have: (i) violated your fiduciary duty to the Company or committed any other act involving material dishonesty or fraud with respect to the Company; (ii) been indicted for or pled guilty or nolo contendere to a felony involving violence, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude, or the regulatory good standing of the Company; (iii) engaged in grossly negligent or willful misconduct that the Company determines to be materially injurious to the Company; (iv) violated any Company policy or breached any material provision of any agreement between you and the Company; or (v) failed or refused to perform your material duties or failed or refused to follow a lawful directive from the CEO or the Board of Directors.

“Disability” means a physical or mental illness, impairment, or condition determined by the Company, in its sole discretion, that prevents or may prevent you from performing your duties to the Company, with our without a reasonable accommodation, for a period of 90 consecutive dates, or 180 days (which need not be consecutive) in any 12 month period.

“Severance Period” means nine (9) months.

13.

At-Will Employment. Subject to Paragraph 12, your employment with the Company is “At-Will.” This means that you and the Company each have the right to terminate your employment at any time, for any reason, with or without notice. This letter is not to be construed or interpreted as containing any guarantee of continued employment or employment for any definite period of time. Accordingly, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation and benefits. This letter also is not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation or benefits, and the level or nature of compensation or benefits may be terminated or modified by the Company at any time without or without notice.

This letter and the NDA reflect the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This letter agreement may not be modified, amended or waived unless in writing signed by both parties. This letter agreement shall inure to the benefit of the successors or general assigns of the Company. This letter agreement is non-assignable except as provided herein.

3

Please sign the enclosed copy of this offer letter and NDA to indicate your acceptance of this offer. We are confident you will be able to make a significant contribution to the success of the Company and look forward to working with you.

Sincerely,

Elisabet de los Pinos

Chief Executive Officer

Offer Accepted:

/s/ Cadmus Rich
Dr. Cadmus Rich

14-09-2017

Date

4

ATTACHMENT A

AURA BIOSCIENCES, INC.

CONFIDENTIALITY, INTELLECTUAL PROPERTY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement (“Agreement”) is made as of the Start Date (as defined below) between Aura Biosciences, Inc. (the “Company”), and Dr. Cadmus Rich, an individual, (the “Employee”).

WHEREAS, the Company desires to employ the Employee and the Employee desires to be employed by the Company on the terms contained in that certain offer letter (the “Offer Letter”) to which this Agreement is attached, and pursuant to which the Employee’s employment with the Company will commence on the Start Date (as defined in the Offer Letter);

WHEREAS, as a condition of employing Employee as set forth in the Offer Letter, the Company requires that the Employee enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, including without limitation the Company’s employment of the Employee and the compensation s/he will receive in connection with his/her employment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; sales projections; inventions, improvements and other intellectual property; trade secrets; know-how; designs, algorithms, methods, processes or formulae; software; market or sales information or plans; customer lists (including identity, customer contact information, preferences and purchase history); vendors (including identity, contact information, pricing and services); business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities); pricing and pricing strategies; and employee information. Confidential Information includes information developed by the Employee in the course of the Employee’s employment by the Company, as well as other information to which the Employee may have access in connection with his/her employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include: (a) information which now or in the future comes into the public domain, unless due to breach of the Employee’s duties under Section 2; or (b) information which is disclosed to Employee by others who are not, to Employee’s knowledge, under obligation of non-disclosure to the Company.

2. Confidentiality. At all times, both during the Employee’s employment with the Company and after its termination, the Employee will keep in confidence and trust all Confidential Information, and will not use or disclose for his/her own benefit or the benefit of any other Person any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Employee’s duties to the Company.

3. Documents. Records, Etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information and in whatever form (electronic or otherwise), which are furnished to the Employee by the Company or are produced by the Employee in connection with the Employee’s employment will be and remain the sole property of the Company. The Employee will return to the Company all such materials and property as and when requested by the Company. In any event, the Employee will return all such materials and property immediately upon termination of the Employee’s employment for any reason. The Employee will not retain any such material or property or any copies thereof after the termination of his/her employment.

4. No Competition. From the Start Date through the end of the one (1) year period (the “Restricted Period”) following the termination of the Employee’s employment (the “Termination Date”), whether such termination is voluntary or involuntary and regardless of the reason for the termination, the Employee will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, prepare to engage, participate, solicit, assist or invest in any Competing Business located in any geographic area in which the Company (i) does business, distributes its products, or provides its services as of the Termination Date, or (ii) actively pursued a business, development, or expansion opportunity, prior to the Termination Date. Notwithstanding the foregoing, (i) the Employee may own up to 2% of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (ii) the Employee may be employed by a large organization which is engaged in a Competing Business as its non-primary business, so long as Employee is not involved with or assisting such Competing Business, and so long as Employee does not breach his/her obligations regarding Confidential Information.

5. No Solicitation. During the Restricted Period, the Employee shall not, directly or indirectly, take any of the following actions, and, to the extent the Employee owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Employee shall use his/her best efforts to ensure that such business does not take any of the following actions:

(a) persuade or attempt to persuade any Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(b) solicit or service for himself/herself or for any Person the business of a Customer, Prospective Customer or Supplier in order to provide goods or services that are competitive with the goods and services provided by the Company;

(c) persuade or attempt to persuade any Service Provider to cease providing services to the Company; or

(d) solicit for hire or hire for himself/herself or for any third party any Service Provider.

(e) The following definitions are applicable to Section 4 and this Section 5:

(i) “Competing Business” means any Person that is engaged in a business in which the Company is engaged as of the Termination Date, or in which the Company has taken material steps to become engaged as of the Termination Date.

(ii) “Customer” means any Person that purchased goods or services from the Company at any time within 2 years prior to the date of the solicitation prohibited by Section 5(a) or (b).

(iii) “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within 12 months prior to the Termination Date.

(iv) “Service Provider” means any Person who is an employee or independent contractor of the Company or who was within 12 months preceding the Termination Date.

(v) “Supplier” means any Person that sold goods or services to the Company at any time within 12 months prior to the Termination Date.

(vi) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

6. Intellectual Property.

(a) All creations, inventions, ideas, designs, software, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company which were, are, or will be conceived by the Employee or developed by the Employee in the course of his/her employment or other services with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Employee’s employment, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as that term is used in the United States Copyright Act. The Employee agrees to assign and hereby does assign to the Company all Creations conceived or developed from the start of this employment with the Company through to the Termination Date, and after the Termination Date if the Creation incorporates or is based on any Confidential Information.

(b) To the extent, if any, that the Employee retains any right, title or interest with respect to any Creations delivered to the Company or related to his/her employment with the Company, the Employee hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license: (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations; and (ii) to identify the Employee, or not to identify him/her, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. The Employee further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that s/he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c) The Employee will promptly inform the Company of any Creations. The Employee will also allow the Company to inspect any Creations s/he conceives or develops within 1 year after the termination of his/her employment for any reason to determine if they are based on Confidential Information. The Employee shall (whether during his/her employment or after the termination of his/her employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and the Employee hereby irrevocably appoints the Company and any of its officers as his/her attorney in fact to undertake such acts in his/her name). The Employee’s obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of his employment for any reason. The Company shall reimburse the Employee for any out-of-pocket expenses (but not attorneys’ fees) s/he incurs in connection with his/her compliance with this Section 6(c).

7. Acknowledgement. The Employee understands that the restrictions set forth in this Agreement are intended to protect the Company’s interest in its Confidential Information, goodwill and established employee and customer relationships, and agrees that such restrictions are reasonable and appropriate for this purpose.

8. Disputes.

(a) The Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Employee of the promises set forth in this Agreement, and that in any event, money damages would be an inadequate remedy for any such breach. Accordingly, if the Employee breaches, or proposes to breach, any term of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to a temporary and preliminary injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company from any court having competent jurisdiction over the Employee.

(b) The parties agree to resolve any dispute arising under or relating to this Agreement in the federal or state courts encompassing Boston, Massachusetts, and hereby consent to the exclusive jurisdiction of such courts. Accordingly, with respect to any such court action, the Employee and the Company each: (i) submits to the personal jurisdiction of these courts; (ii) consents to service of process under the notice provisions set forth in Section 9(a); (iii) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process; and (iv) waives any objection to jurisdiction based on improper venue or improper jurisdiction.

(c) BOTH THE COMPANY AND THE EMPLOYEE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(d) The Company shall be entitled to reasonable attorneys’ fees and costs in connection with any action filed under this Section if it substantially prevails in such action.

9. Miscellaneous.

(a) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Employee at the last address the Employee has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.

(c) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(d) Waivers. The waiver by the Company or the Employee of any right under this Agreement or of any failure to perform or any breach by the other shall not be deemed a waiver of any other right under this Agreement or of any other failure or any other breach by such party, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(e) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any state’s principles of conflicts of law.

(f) Successors; Binding Agreement. This Agreement and the rights and obligations of the Company and the Employee under this Agreement shall inure to each party’s benefit and to the benefit of each party’s respective heirs, personal representatives, successors and assigns. The Employee specifically agrees that the Company may assign this Agreement to any successor.

(g) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Company and the Employee with respect of its subject matter, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, executive or representative of either party in respect of said subject matter.

(i) Headings Descriptive. The headings of the Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

(j) Capacity. The Employee represents and warrants that s/he is not a party to any agreement that would prohibit her/him from entering into this Agreement or performing fully his/her obligations under this Agreement.

WHEREFORE, the parties have executed this Agreement effective on the date and year first above written.

AURA BIOSCIENCES, INC.

By:
Name:	Elisabet de los Pinos
Title:	Chief Executive Officer

EMPLOYEE

/s/ Cadmus Rich
Dr. Cadmus Rich